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                                 [LETTERHEAD]

Contact: Bryan M. DeCordova
Executive Vice President --
Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President -- Finance
(972) 409-1667

NEWS RELEASE

FOR IMMEDIATE RELEASE


        MICHAELS CALLS FOR REDEMPTION OF CONVERTIBLE SUBORDINATED NOTES

IRVING, Texas - June 9, 2000 - Michaels Stores, Inc. (Nasdaq: MIKE) today announced that it has called for the redemption on June 29, 2000 of the Company's 4.75%/6.75% Step-up Convertible Subordinated Notes Due 2003 (the "Securities"). The aggregate principal amount of the Securities outstanding is approximately $96.9 million.

    Pursuant to the terms of the Indenture governing the Securities, prior to 5:00 p.m., Eastern Time, on June 22, 2000, holders may convert their Securities into shares of Michaels common stock at a price of $38.00 per share. Cash will be paid in lieu of fractional shares. No interest will be paid on Securities surrendered for conversion. The last reported sale price on June 8, 2000 of Michaels common stock on The NASDAQ Stock Market was $44.125.

    Alternatively, holders may have their Securities redeemed at a total redemption price of $1,051.25 per $1,000 principal amount of Securities, including a $20.50 premium for early redemption and accrued interest of $30.75. Any Securities not surrendered for conversion on or before 5:00 p.m., Eastern Time on June 22, 2000 will be automatically redeemed on June 29, 2000, on and after which date interest will cease to accrue.

    A Notice of Redemption is being mailed to all registered holders of the Securities. Copies of the Notice of Redemption may be obtained from The Bank of New York by calling Mr. Remo Reale at (212) 815-3703.

    Bryan DeCordova, Chief Financial Officer, said, "We are in the enviable position of having more than sufficient resources to redeem these Securities, and by doing so we will in effect repurchase over 2.5 million shares of our common stock, consistent with our previously announced Stock Repurchase Program. If, however, the debt is converted to common stock, it will improve our balance sheet and cash flow and will have a slightly positive impact on our diluted earnings per share this year."

Michaels Stores, Inc. (http://www.michaels.com) is the world's largest retailer of arts, crafts, framing, floral, decorative wall decor and seasonal merchandise for the hobbyist and do-it-yourself home decorator. The Company owns and operates 590 Michaels stores in 48 states, Canada, and Puerto Rico, and 100 Aaron Brothers stores, located primarily on the West Coast and one wholesale store located in Dallas, Texas.

Certain statements contained herein which are not historical facts are forward looking statements that involve risks and uncertainties, including, but not limited to, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of competitors' locations or pricing, the availability of acceptable locations for new stores, difficulties with respect to new information system technologies, supply constraints or difficulties, the results of financing efforts, the effectiveness of advertising strategies and other risks detailed in the Company's Securities and Exchange Commission filings

    To receive a fax copy of this press release, dial 1-800-758-5804 and enter company code 115769. This press release is also available to First Call subscribers and on the Michaels Stores, Inc. web site
(http://www.michaels.com).